Free Writing Prospectus

Filed pursuant to Rule 433

August 16, 2011

Registration Statement No. 333-170322 and

Relating to

Preliminary Prospectus Supplement dated August 16, 2011 to

Prospectus dated November 8, 2010

FINAL TERM SHEET

Dated August 16, 2011

$250,000,000 2.000% NOTES DUE 2016

$250,000,000 3.250% NOTES DUE 2021

Name of Issuer:	Coca-Cola Enterprises, Inc.

Title of Securities:	2.000% Notes Due 2016 (the “2016 Notes”)
3.250% Notes Due 2021 (the “2021 Notes” and, together with the 2016 Notes, the “Notes”)

Principal Amount Offered Hereby:	$250,000,000 of 2016 Notes
$250,000,000 of 2021 Notes

Coupon:	2.000% per year for 2016 Notes
3.250% per year for 2021 Notes

Yield to Maturity:	2.023% for 2016 Notes
3.459% for 2021 Notes

Spread to Benchmark Treasury:	T + 110 basis points for 2016 Notes
T + 125 basis points for 2021 Notes

Benchmark Treasury:	1.500% due July 31, 2016 for 2016 Notes
2.125% due August 15, 2021 for 2021 Notes

Benchmark Treasury Price and Yield:	102-25 1/4, 0.923% for 2016 Notes
99-08, 2.209% for 2021 Notes

Stated Maturity Date:	August 19, 2016 for 2016 Notes
August 19, 2021 for 2021 Notes

Optional Redemption Provisions/Make-Whole Call:	At any time with respect to the 2016 Notes, and at any time prior to May 19, 2021, with respect to the 2021 Notes, at the option of the Company, all or a portion of the Notes may be redeemed at any time, or from time to time, on no less than 30 nor more than 60 days’ notice mailed to holders thereof, at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.20% (20 basis points) for the 2016 Notes and at the Treasury Rate plus 0.20% (20 basis points) for the 2021 Notes, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the redemption date, as more fully described in the preliminary prospectus supplement. In addition, at any time on or after May 19, 2021 (three months prior to the maturity date) with respect to the 2021 Notes, the 2021 Notes will be redeemable as a whole or in part, at the option of the Company, at a redemption price equal to 100% of the principal amount of the 2021 Notes to be redeemed plus accrued and unpaid interest on the 2021 Notes to be redeemed to the date of redemption.

Public Offering Price:	99.891%, plus accrued interest from August 19, 2011, if any, for the 2016 Notes
98.246%, plus accrued interest from August 19, 2011, if any, for the 2021 Notes

Interest Payment Dates:	Each August 19 and February 19, beginning February 19, 2012

Purchase Price by Underwriters:	99.541%, plus accrued interest from August 19, 2011, if any, for the 2016 Notes
97.796%, plus accrued interest from August 19, 2011, if any, for the 2021 Notes

Trade Date:	August 16, 2011

Settlement Date:	August 19, 2011

CUSIP / ISIN:	19122TAD1 / US19122TAD19 for the 2016 Notes
19122TAE9 / US19122TAE91 for the 2021 Notes

Expected Ratings:	A3 (stable outlook) by Moody’s Investors Service, Inc.
BBB (stable outlook) by Standard & Poor’s Ratings Services
BBB+ (stable outlook) by Fitch, Inc.

Joint Book-Running Managers:	Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc.

Co-Managers:	HSBC Securities (USA) Inc. and RBS Securities Inc.

Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Barclays Capital Inc., toll-free at 1-888-603-5847, Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

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